Mail Stop 7010

      August 2, 2005


Mr. William C. Kurtz
Senior Vice President and Treasurer
Monarch Community Bancorp, Inc.
375 North Willowbrook Road
Coldwater, Michigan 49036

	RE: 	Form 10-KSB for the Fiscal Year ended December 31, 2004
                    	Form 10-Q for the Fiscal Quarter ended
March
31, 2005
                    	File No. 0-49814


Dear Mr. Kurtz:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Gus Rodriguez, Staff Accountant, at
(202) 551-3752 or, in his absence, to the undersigned at (202)
551-
3769.


							Sincerely,



							Rufus Decker
							Accounting Branch Chief
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE